Company Contact:	Investor Relations:
Timothy C. Dec	John McNamara
Chief Financial Officer	Cameron Associates
Fortress International Group, Inc.	Phone: (212) 245-8800 Ext. 205
Phone: (410) 423-7438	john@cameronassoc.com

FOR IMMEDIATE RELEASE:

Fortress International Group Inc. Reports 2008 Year-End Financial Results

Revenues Rise 103% to $102.5 Million

Reports $26.0 Million Impairment Loss on Goodwill and Other Intangibles

Adjusted EBITDA in Fourth Quarter Reaches $1.9 Million

Backlog totals $63.1 Million at December 31, 2008

COLUMBIA, MD – March 25, 2009 – Fortress International Group Inc. (NASDAQ: FIGI; FIGIU; FIGIW), a company providing comprehensive services for the planning, design, development and maintenance of mission critical facilities and information infrastructure, today announced financial results for the 2008 fiscal year.

For the three-month period ended December 31, 2008, the Company reported revenue of $37.2 million, compared to revenue of $18.2 million for the three-month period ended December 31, 2007.  The Company recorded in the fourth quarter of 2008 an impairment loss on goodwill and other intangibles of $21.8 million.  As a result, the net loss for the fourth quarter of 2008 was $21.4 million, or $1.70 per basic and diluted share, compared to a net loss of $1.2 million, or $0.10 per basic and diluted share, for the fourth quarter of 2007.  Adjusted EBITDA for the fourth quarter ended December 31, 2008 was approximately $1.9 million, compared to an adjusted EBITDA loss of $0.5 million for the fourth quarter 2007.

For the year ended December 31, 2008, the Company reported revenues of $102.5 million and a net loss of $32.9 million, or $2.68 per basic and diluted share, compared to revenue of $50.5 million, and a net loss of $7.4 million, or $0.63 per basic and diluted share, for the year ended December 31, 2007. The 2008 results included a total of $26.0 million of impairment loss on goodwill and other intangibles.  The adjusted EBITDA loss for the year ended December 31, 2008 was approximately $0.8 million, compared to an adjusted EBITDA loss of $4.3 million for the year ended December 31, 2007.

The Company reported backlog totaled $63.1 million as of December 31, 2008.  Backlog reflects new additions, less revenue earned, and any adjustments for cancellation.  Our backlog was reduced significantly from the third quarter of 2008 due to the recent indication by our most significant customer of its suspension of two projects, totaling $145.0 million.

Commenting on the financial results, Chief Financial Officer, Timothy C. Dec said, “We announced in August of 2008 that it was our objective to achieve adjusted EBITDA profitability, and we started achieving that in the third and fourth quarter with stronger results.  As it is, our cash flow was positive in the fourth quarter of 2008 and were it not for the impairment loss, our fourth quarter would have included a slight net profit.  As we have previously announced, we took steps in 2008 to stabilize our cost structure after our investments in sales and marketing and the requirements for being a public company.  Our selling, general and administrative expenses, excluding non-cash compensation, as a percentage of total revenues declined to 9.4% in the fourth quarter of 2008 from 22.7 % in the fourth quarter of 2007 and our revenues have increased more than 100% year over year.  Our cash level at the end of the year was $12.4 million.”

Commenting on the results, Chief Executive Officer, Thomas P. Rosato said, “We are happy to report we have continued the momentum we achieved in the third quarter with another quarter of positive adjusted EBITDA during these difficult economic times.  Growth in our various products continues to track our expectations with each product showing strong year over year growth - 32% for Technical Consulting, 140% for Construction Management and 42% for Facilities Management. As we enter into 2009, we have positioned our corporate services to focus on four primary areas: energy related initiatives, real estate solutions, capital solutions and IT related initiatives.  We believe these areas hold the greatest potential for customers to invest in the coming months and years as solutions in these areas result in ultimate cost savings to the customer.  We do see continued demand in our industry for data center environments and, the lack of capital is creating a tremendous amount of  pent up demand that we believe may be released as the credit markets loosen up.”

The Company will conduct a conference call to discuss the financial results on Thursday, March 26, 2009, at 8:30 a.m., Eastern Standard Time.  Investors may access the live call by dialing 877-879-6174 five minutes before the start of the call. Investors may also access the call via the Internet at:

www.thefigi.com

The webcast and conference call will be archived after its completion and will remain available through April 2, 2009 by dialing 888-203-1112 and entering replay passcode 4372934.

Use of Non-GAAP Financial Measures

The Company defines adjusted EBITDA as earnings before non-cash stock-based compensation, interest, taxes, depreciation and amortization and loss on goodwill and other intangibles. The Company uses adjusted EBITDA as a measure of the Company’s operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles in the United States (GAAP). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Adjusted EBITDA Reconciliation” following the Consolidated Statements of Operations included in this press release.

ABOUT FORTRESS INTERNATIONAL GROUP, INC.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. By combining the knowledge and experience of Total Site Solutions and Rubicon Professional Services, two experts in critical facilities infrastructure, Fortress International provides Consulting and Engineering, Construction Management and 24/7/365 Site Services for the world’s most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost. Fortress International Group, Inc. - setting a new standard for the optimized critical facility.

Fortress International Group, Inc. (NASDAQ: FIGI, FIGIU, FIGIW) is headquartered in Maryland, with offices throughout the US. For more information, visit: www.thefigi.com or call 888-321-4877.

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission.  These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements.  The Company does not undertake to update its forward-looking statements.

FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	Fortress International Group, Inc. (Successor)
	December 31,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$12,448,157	$13,172,210
Contract and other receivables, net	21,288,660	18,349,140
Costs and estimated earnings in excess of billings on uncompleted contracts	3,742,530	1,322,254
Prepaid expenses and other current assets	539,124	301,487
Income taxes receivable	-	893,322
Total current assets	38,018,471	34,038,413
Property and equipment, net	824,487	1,044,545
Goodwill	4,811,000	20,714,967
Intangible assets, net	13,559,234	21,089,136
Other assets	225,853	512,000
Total assets	$57,439,045	$77,399,061
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable, current portion	$1,688,845	$1,650,306
Accounts payable and accrued expenses	24,394,990	16,121,492
Billings in excess of costs and estimated earnings on uncompleted contracts	6,047,765	3,880,279
Total current liabilities	32,131,600	21,652,077
Notes payable, less current portion	311,709	348,661
Convertible notes	4,000,000	7,500,000
Other liabilities	137,198	44,646
Total liabilities	36,580,507	29,545,384
Commitments and Contingencies	-	-
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock- $.0001 par value, 100,000,000 shares authorized; 12,797,296 and 12,150,400 issued; 12,621,716 and 11,992,325 outstanding at December 31, 2008 and December 31, 2007, respectively	1,273	1,214
Additional paid-in capital	61,262,224	55,268,012
Treasury stock, 175,580 and 158,075 shares at cost at December 31, 2008 and December 31, 2007, respectively	(869,381)	(814,198)
Accumulated deficit	(39,535,578)	(6,601,351)
Total stockholders' equity	20,858,538	47,853,677
Total liabilities and stockholders’ equity	$57,439,045	$77,399,061

FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fortress International Group, Inc. (Successor)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Results of Operations:
Revenue	$37,168,297	$18,223,808	$102,531,778	$50,455,823
Cost of revenue	32,015,187	14,692,436	86,734,358	42,071,361
Gross profit	5,153,110	3,531,372	15,797,420	8,384,462
Operating expenses:
Selling, general and administrative	3,965,194	4,536,663	19,240,300	14,563,111
Depreciation and amortization	112,284	105,205	468,094	394,913
Amortization of intangibles	657,978	534,551	2,762,045	2,109,222
Impairment loss on goodwill and other intangibles	21,799,943	-	25,989,943	-
Total operating costs	26,535,399	5,176,419	48,460,382	17,067,246
Operating loss	(21,382,289)	(1,645,047)	(32,662,962)	(8,682,784)
Interest income (expense), net	(10,991)	330,130	(205,652)	806,518
Loss from operations before income taxes	(21,393,280)	(1,314,917)	(32,868,614)	(7,876,266)
Income tax expense (benefit)	28,509	(149,830)	65,611	(499,155)
Net loss	$(21,421,789)	$(1,165,087)	$(32,934,225)	$(7,377,111)
Per Common Share (Basic and Diluted):
Basic and diluted net loss	$(1.70)	$(0.10)	$(2.68)	$(0.63)
Weighted average common shares outstanding-basic and diluted	12,588,819	11,904,542	12,270,546	11,698,895

FORTRESS INTERNATIONAL GROUP, INC.
ADJUSTED EBITDA RECONCILIATION

	Fortress International Group, Inc. (Successor)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)

Net loss	$(21,421,789)	$(1,165,087)	$(32,934,225)	$(7,377,111)
Interest (income) expense, net	10,991	(330,130)	205,652	(806,518)
Taxes	28,509	(149,830)	65,611	(499,155)
Depreciation and amortization	112,284	105,205	468,094	394,913
Amortization of intangibles	853,317	671,245	3,344,804	2,562,664
EBITDA	(20,416,688)	(868,597)	(28,850,064)	(5,725,207)
Non-cash equity based compensation	562,244	406,621	2,031,492	1,405,728
Impairment loss on goodwill and other intangibles	21,799,943	-	25,989,943	-
Adjusted EBITDA	$1,945,499	$(461,976)	$(828,629)	$(4,319,479)